Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. ENTERS INTO QUOTA SHARE AND
CATASTROPHE AGGREGATE REINSURANCE CONTRACTS

St. Petersburg, FL - December 13, 2016: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today announced that it successfully placed a new quota share reinsurance program effective December 1, 2016, as well as renewed its aggregate excess of loss reinsurance program effective January 1, 2017.

The programs provide coverage for in-force, new and renewal business. The quota share program provides coverage only for United Property and Casualty Insurance Company, while the aggregate excess of loss program provides coverage for United Property and Casualty Insurance Company, Interboro Insurance Company, and Family Security Insurance Company. These new programs are designed to work in conjunction with UPC Insurance's catastrophe excess of loss reinsurance program to provide the Company broad risk transfer protection and to lesson financial volatility.

The quota share agreement includes a cession rate of 20% (15% on single year and 5% over a two-year period) for all subject business. The quota share agreement provides coverage for all catastrophe perils (i.e., hurricanes, tropical storms, tropical depressions and earthquakes), other-catastrophe perils (i.e., weather-related perils other than hurricanes, tropical storms, tropical depressions and earthquakes), and attritional losses. For other-catastrophe perils, the quota share agreement provides coverage alongside the aggregate excess of loss program described herein, after the Company’s retention has been satisfied. For catastrophe perils, the quota share agreement provides ground-up protection that effectively reduces the Company’s retention for catastrophe losses. Quota share agreement reinsurers' participation in paying attritional losses is subject to an attritional loss ratio cap.

The aggregate excess of loss agreement provides coverage only for other-catastrophe perils. Under this agreement, for other-catastrophe losses in excess of $1 million but less than $15 million, UPC will retain, in the aggregate, 100% of those losses up to $30 million. The reinsurers will then be liable for all losses excess of $30 million in the aggregate not to exceed an annual aggregate limit of $30 million. This program was placed at 85% rather than 100% because of the quota share agreement reinsurers’ participation in paying other-catastrophe losses after the $30 million retention.

“We are pleased to put both of these treaties in place,” said John Forney, President and CEO of UPC Insurance.  “In combination with our core catastrophe excess-of loss-program that we place every June, these reinsurance programs provide us comprehensive protection against losses from hurricanes, earthquakes, and other natural perils. In addition, the quota share reinsurance agreement marks the first time in our company’s history that we have done external quota share reinsurance and provides meaningful risk transfer for both catastrophe and attritional losses.  We appreciate the confidence and support shown by our reinsurance partners on both programs.”

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire,

and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
SEC Reporting Manager		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com